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                                                                 EXHIBIT (10)(a)

                      Consent of Independent Accountants


We hereby consent to the use in this Registration Statement on Form N-4 (the "Registration Statement") of our report dated March 30, 2001, relating to the financial statements of the Pruco Life Flexible Premium Variable Annuity Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 13, 2001, relating to the consolidated financial statements of Pruco Life Insurance Company and its subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



PricewaterhouseCoopers LLP


New York, New York
December 21, 2001